UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2008

SYNTA PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Hartwell Avenue

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 274-8200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On April 28, 2008, Synta Pharmaceuticals Corp. (“Synta”) entered into severance and change of control agreements (each an “Agreement” and together the “Agreements”) with each of its named executive officers, with the exception of its President and Chief Executive Officer, and its other key executive officers, reflecting terms approved by the Compensation Committee of the Board of Directors.  The material terms of the severance and change of control agreements are further discussed below.

Severance and Change of Control Agreements with Synta’s Senior Vice Presidents

Pursuant to the terms of the Agreements entered into with Synta’s Senior Vice Presidents, including its named executive officers James G. Barsoum, Ph.D., Senior Vice President, Research; Eric W. Jacobson, M.D., Senior Vice President, Clinical Research and Regulatory Affairs, and Chief Medical Officer; and Keizo Koya, Ph.D., Senior Vice President, Drug Development, in the event of a termination by Synta other than for Cause or in the event the officer terminates for Good Reason (as such capitalized terms are defined in the Agreements), Drs. Barsoum, Jacobson, and Koya are entitled to receive the following:

•                  continuation of salary at the officer’s then-current base salary for a period of six months;

•                  acceleration of vesting of outstanding stock option awards that would have vested during the six month period following the officer’s date of termination; and

•                  continuation of health benefits for up to six months.

In the event that within one year following a Change of Control (as defined in the Agreements) the officer’s employment is terminated other than for Cause or the officer terminates his employment for Good Reason, Drs. Barsoum, Jacobson, and Koya are entitled to receive the following:

•                  payment of an amount equal to 12 months of the officer’s then-current base salary;

•                  payment of a separation bonus equal to the officer’s target annual bonus for the year in which the termination occurs, prorated for the portion of the year in which the officer was employed;

•                  full acceleration of vesting of equity awards outstanding immediately prior to termination; and

•                  continuation of health benefits for up to 12 months.

Severance and Change of Control Agreements with Synta’s Vice Presidents

Pursuant to the terms of the Agreements entered into with Synta’s Vice Presidents, including its named executive officer Keith Ehrlich, Vice President, Finance and Administration, and Chief Financial Officer, in the event of a termination by Synta other than for Cause or in the event Mr. Ehrlich terminates for Good Reason, Mr. Ehrlich is entitled to receive the following:

•                  continuation of salary at his then-current base salary for a period of three months;

•                  acceleration of vesting of outstanding stock option awards that would have vested during the three month period following Mr. Ehrlich’s date of termination; and

•                  continuation of health benefits for up to three months.

In the event that within one year following a Change of Control Mr. Ehrlich’s employment is terminated other than for Cause or he terminates his employment for Good Reason, Mr. Ehrlich is entitled to the same payments and benefits as Drs. Barsoum, Jacobson, and Koya are entitled to under such circumstances and described above.

Receipt of any payments or benefits under the Agreements at the time of termination will be conditioned on the officer executing a written release of Synta from any and all claims arising in connection with his employment.

The foregoing descriptions of the Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreements, the form of which Agreement entered into with Drs. Barsoum, Jacobson, and Koya is filed as Exhibit 10.1, and which Agreement entered into with Mr. Ehrlich is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this Report:

Exhibit No.	Description

10.1	Form of Severance and Change of Control Agreement, dated April 28, 2008, between Synta Pharmaceuticals Corp. and each of James G. Barsoum, Ph.D., Eric W. Jacobson, M.D., and Keizo Koya, Ph.D.

10.2	Severance and Change of Control Agreement, dated April 28, 2008, between Synta Pharmaceuticals Corp. and Keith S. Ehrlich.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTA PHARMACEUTICALS CORP.

Dated: April 29, 2008	/s/ Safi R. Bahcall
Safi R. Bahcall, Ph.D.
President and Chief Executive Officer